FOR IMMEDIATE RELEASE

Contact: Mike Barone, The Martin Group
(716) 830-7139; mike@str84wrd.com

Lake Shore Bancorp Appoints Development and
Real Estate Veteran Michelle DeBergalis to its Board

American Realty Group CEO brings extensive
public and private sector experience to the board

DUNKIRK, N.Y. – Feb. 1, 2022 – Lake Shore Bancorp, Inc. (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank, announced today that Michelle DeBergalis has been appointed to the company’s board of directors, effective Feb. 1, 2022.  Ms. DeBergalis is currently the chief executive officer of American Realty Group.  Prior to this, she held positions at some of Western New York’s largest development companies, where she worked on numerous high-profile Buffalo Niagara region development projects.  She previously held positions as chief operating officer for McGuire Development and vice president of Ciminelli Real Estate Corporation.

Ms. DeBergalis also brings extensive experience as a public sector worker, educator and volunteer, having served Erie County and the City of Buffalo in various leadership roles, and as an adjunct faculty member with Buffalo State College and SUNY Erie. She has also served on more than 30 local, regional, state and national boards, associations, task groups and public entities.

As a director for Erie County, DeBergalis analyzed a more than $1 billion budget to develop and streamline effective operations and services to the public. She also oversaw the county’s $900 million real estate portfolio as well as several capital projects. In managerial and public relations roles for the Buffalo Economic Development Corporation, she was responsible for neighborhood revitalization projects, business recruitment strategies and small business assistance programs, working with corporate executives and owners on loan incentives and business plans to assist with marketing and growth.

“Michelle’s addition is another strong step forward in strengthening our consumer and commercial banking expertise and growth potential,” said Lake Shore Bancorp Board Chair Kevin Sanvidge. “Her significant executive-level development experience in both the public and private sectors, along with her strategic understanding of the region, will benefit our employees, customers and shareholders alike. She is a very valuable addition to our team.”

DeBergalis’ higher education experience also includes serving on the University at Buffalo’s Center for Entrepreneurial Leadership Alumni Board (Class of ’07), and as a former vice chairman and board trustee for Erie Community College (now SUNY Erie). She was also named to the SUNY Chancellor’s “Group of 200” Strategic Planning Team in 2010.

“I am honored and humbled by the opportunity to serve on the board,” DeBergalis said. “My principles and values align with the bank’s, and I look forward to working alongside Lake Shore’s executive team and board members to build on the success they have had creating value for the shareholders, employees, customers and community partners.”

DeBergalis has been recognized repeatedly for her expertise and contributions. Buffalo Business First has selected her as a “40 Under 40” (2003), Women of Influence recipient (2014) and among its Power 125 list (#66 in 2018). She has received numerous distinctions including a State University of New York at Buffalo Lean Six Sigma Green Belt Certification, and U.S. Department of Homeland Security FEMA ICS 100 and 200 Certification. She has also been highly engaged in policy formation, non-profit work and unlocking potential through sustainable philanthropy.

“Michelle has proven to be a champion of innovation, education initiatives, entrepreneurship and policies that enable the local economy to achieve sustained growth and prosperity,” added Lake Shore Bancorp President and CEO Daniel P. Reininga. “Her business acumen, passion for community service, and ability to thrive in complex public sector environments with diverse stakeholders are all welcomed assets that we believe will help guide our company to new heights.”

DeBergalis earned a  bachelor’s degree in Business as well as a  master’s degree in Higher Education Administration/Student Personnel from SUNY Buffalo State College. An Erie County native, she currently resides in Clarence with her husband.

About Lake Shore Bancorp

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, N.Y. The Bank has 11 full-service branch locations in Western New York, including five in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK.” To learn more, visit www.lakeshoresavings.com.

# # #